Exhibit 99.1

March 1, 2010

Avalon Holdings Corporation Announces Steven M. Berry as President and Chief Executive Officer

WARREN, Ohio (March 1, 2010) – Avalon Holdings Corporation (NYSE AMEX:AWX) (“Avalon”) is pleased to announce the appointment of Steven M. Berry as President and Chief Executive Officer effective March 1, 2010. Mr. Berry was also elected as a director of Avalon. Mr. Berry has over twenty-five years of experience in the waste management sector, through which he has developed a strong background in executive leadership, mergers and acquisitions, customer service, sales and marketing, and accounting. In his most recent position, Mr. Berry was an Area Vice President for Waste Management, Inc., where he was responsible for nearly a $1 billion business unit covering Delaware, Maryland, Virginia and the District of Columbia. “Avalon is a company with a great track record of profitable growth and has an enormous potential to continue building its current business and expanding into related businesses,” said Mr. Berry, “I feel privileged to join Avalon and look forward to expanding on its strong foundation of assets”.

“We are delighted to partner with Steve and are confident that he will be an excellent leader for our Board and Senior Management team at Avalon,” said Ronald E. Klingle, Chairman of the Board. Ron added, “Steve’s’ unique experience of previously growing and managing a customer-focused service organization across a broad geographic area will assist in building on the strong platform that I and the other executives at Avalon have so effectively created over the years.”

Ronald E. Klingle, who previously served as Avalon’s CEO, will continue in his role as the Chairman of the Board of Avalon Holdings Corporation and will assist Mr. Berry in his transition into the President and CEO role.

Avalon Holdings Corporation provides waste management services to industrial, commercial, municipal, and governmental customers primarily in selected northeastern and midwestern markets. The company’s waste management services include hazardous and non-hazardous waste brokerage and management, and captive landfill management services. Avalon also operates golf courses and related facilities. Its golf courses and related facilities comprise the operation and management of golf courses, fitness centers, dining, and banquet facilities, as well as a travel agency. The company was founded in 1998 and is headquartered in Warren, Ohio.